     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 2001
                                              REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               INKTOMI CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

              DELAWARE                               94-3238130
  (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                              4100 E. THIRD AVENUE
                              FOSTER CITY, CA 94404
                                 (650) 653-2800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                                 TIMOTHY STEVENS
          SENIOR VICE PRESIDENT OF BUSINESS AFFAIRS AND GENERAL COUNSEL
                              4100 E. THIRD AVENUE
                              FOSTER CITY, CA 94404
                                 (650) 653-2800
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                                   Copies to:
                                DOUGLAS H. COLLOM
                                ANDREW J. HIRSCH
                               ROBERT F. KORNEGAY
                               DAVID P. JEDRZEJEK
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                          PROPOSED              PROPOSED
TITLE OF EACH CLASS OF                                                    MAXIMUM           MAXIMUM OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED                                          OFFERING PRICE (1)      PRICE PER UNIT       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value(2)...............................             --                    --                      --
Preferred Stock, $0.001 par value...............................             --                    --                      --
Depositary Shares ..............................................             --                    --                      --
Warrants(3).....................................................             --                    --                      --
----------------------------------------------------------------------------------------------------------------------------------
Total(4)........................................................        $115,000,000              100%(4)             $28,750
==================================================================================================================================

(1) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Includes rights to purchase common stock which, subject to certain events, will not be exercisable or evidenced separately from our common stock, under our share purchase rights plan.

(3) Includes warrants to purchase common stock and warrants to purchase preferred stock.

(4) The proposed maximum offering price per unit will be determined by us in connection with the issuance of the securities.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 16, 2001

PROSPECTUS

                                  $115,000,000

                               INKTOMI CORPORATION

                       BY THIS PROSPECTUS, WE MAY OFFER --

                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                    WARRANTS

                             ----------------------

                   THESE SECURITIES INVOLVE SUBSTANTIAL RISKS.
             SEE "RISK FACTORS" ON PAGE 3 FOR INFORMATION YOU SHOULD
                     CONSIDER BEFORE BUYING THE SECURITIES.

                             ----------------------

         Our common stock is listed on the Nasdaq National Market under the symbol "INKT." On August 15, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $5.10 per share.

                             ----------------------

         We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ----------------------

         This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated August 16, 2001

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
SUMMARY ......................................................................   1
RISK FACTORS..................................................................   3
USE OF PROCEEDS...............................................................  11
RATIO OF EARNINGS TO COVER FIXED CHARGES AND PREFERRED DIVIDENDS..............  11
DESCRIPTION OF COMMON STOCK...................................................  12
DESCRIPTION OF SHARE PURCHASE RIGHTS PLAN.....................................  13
DESCRIPTION OF PREFERRED STOCK................................................  13
DESCRIPTION OF THE DEPOSITARY SHARES..........................................  15
DESCRIPTION OF THE WARRANTS...................................................  17
PLAN OF DISTRIBUTION..........................................................  19
LEGAL MATTERS.................................................................  20
INDEPENDENT ACCOUNTANTS.......................................................  20
WHERE YOU CAN FIND MORE INFORMATION...........................................  21

                             ----------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, and the other documents we incorporate by reference into this prospectus, include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may sometimes be identified by words such as "anticipate," "believe," "expect," "intend," "may," "will" and similar expressions. Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our Network Products and Portal Services businesses; our ability to successfully enter new markets; our ability to introduce new products and services and enhance existing products and services to meet customer needs, particularly in the area of on-demand and live streaming media; our expected expenses for future periods; our ability to improve our sales and distribution capabilities; our focus on both domestic and international markets; our ability to develop and maintain productive relationships with providers of leading network technologies; the possibility of acquiring complementary businesses, products, services and technologies; and the conditions of markets that impact our business. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below under the heading "Risk Factors," beginning on page 3 of this prospectus, under the heading "Factors Affecting Operating Results" in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and in other reports filed with the Securities and Exchange Commission. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may have a significant effect on our business, financial condition, and results of operations. You should not rely on these forward-looking statements, which reflect our position as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements.

                                     SUMMARY

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $115,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

INKTOMI CORPORATION

         Inktomi Corporation is a leading provider of scalable network infrastructure software. We develop, market, license and support a range of network infrastructure applications that enhance the performance and intelligence of large-scale networks for enterprises and network service providers by enabling them to publish, distribute, manage and retrieve content across wide area and local area networks. Our network infrastructure applications are divided into two broad categories: Network Products, comprised of industry leading solutions for network caching, content distribution, media broadcasting and media publishing; and Search Solutions, which include general Web search and related services, and enterprise search.

         Based in Foster City, California, we were incorporated in California in February 1996 and reincorporated in Delaware in February 1998. Our principal offices are located at 4100 E. Third Avenue, Foster City, California 94404. Our telephone number at this location is (650) 653-2800. Our World Wide Web site is located at www.inktomi.com. Information contained on our web site does not constitute part of this prospectus. In this report, "Inktomi," "our," "us," "we" and similar expressions refer to Inktomi Corporation and its subsidiaries. Inktomi, Traffic Server, Content Delivery Suite, Traffic Core, Traffic Edge, Traffic Controller and the tri-colored cube logo are trademarks of Inktomi Corporation in the United States and in other countries. All other trademarks or trade names appearing herein are owned by their respective owners.

THE SECURITIES WE MAY OFFER

         We may offer up to $115,000,000 of securities under this prospectus. These securities may consist of our common stock, preferred stock, depositary shares or warrants to purchase our common or preferred stock. A prospectus supplement, which we will provide to you each time we offer securities, will describe the specific amounts, prices and terms of these securities.

         We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

COMMON STOCK

         We may offer our common stock, par value $0.001 per share. Each holder of common stock is entitled to one vote per share. The holders of our common stock have no preemptive rights or cumulative voting rights. Common stockholders are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. We have never paid a cash dividend and do not anticipate paying any cash dividends for the foreseeable future.

PREFERRED STOCK AND DEPOSITARY SHARES

         We may issue preferred stock in one or more series and will determine any dividend, voting, and conversion rights and other provisions at the time of sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

WARRANTS

         We may issue warrants for the purchase of preferred stock or common stock. We may issue warrants independently or together with other securities.

                                  RISK FACTORS

         Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face. Interested persons should carefully consider the risks described below in evaluating our company and its business, financial condition, and results of operations. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impair our business and financial situation.

         If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

OUR FUTURE GROWTH DEPENDS ON THE COMMERCIAL SUCCESS OF EACH OF OUR NETWORK PRODUCTS AND OUR ABILITY TO LEVERAGE THESE TECHNOLOGIES TO DEVELOP AND INTRODUCE NEW PRODUCTS FOR EMERGING MARKETS.

         Our future growth substantially depends on the commercial success of our Traffic Server network cache product, our Content Delivery Suite, our Media Products, and our recently introduced content networking applications. The markets for these products are in their early stages and we cannot be sure that our target customers will widely adopt and deploy these technologies throughout their networks. Demand for our products has fluctuated significantly over the past several quarters as our core telecommunications and network service provider customers and prospects have deferred and downsized purchases and as the Content Delivery Network market has declined. We expect this business environment to continue for the foreseeable future, and expect we will need to continue to modify and enhance our products for multiple market segments including in particular the enterprise market. In this connection, we recently introduced a suite of content networking applications which includes Traffic Core, Traffic Edge, Traffic Controller and Inktomi Media Publisher. We are targeting these new products primarily towards network service providers and large enterprise customers and we expect revenues from these products to be modest over the next several quarters. We cannot be sure we will be successful in our development efforts or that our products will gain market traction. Our future success substantially depends on our ability to generate substantial and sustained revenues from our existing Network Products and new content networking products in each of our market segments and substantially increase the number of new and repeat customer transactions.

DEMAND FOR OUR STREAMING MEDIA PRODUCTS IS DEPENDENT ON INCREASING AVAILABILITY OF MEDIA CONTENT ON NETWORKS, THE BUILD OUT OF BROADBAND CAPABILITIES AND THE ESTABLISHMENT OF PROFITABLE BUSINESS MODELS BY OUR CUSTOMERS, AMONG OTHER FACTORS, ALL WHICH ARE OUTSIDE OF OUR CONTROL.

         The streaming media market is in its early stages and sales of our Media products to date have been modest and fluctuated from quarter to quarter. The amount of appealing streaming content currently available is relatively limited. The amount of streaming content available over public networks and enterprise networks must increase substantially for our potential customers to justify their purchase of our Media Products. Our Media Products are complex which may limit their market acceptance and deployment. Growth in sales of our Media Products in the service provider space depends on the increased availability and usage of broadband access to the Internet. We cannot be sure that broadband access to the Internet will grow fast enough or be utilized by enough persons to create a sustainable marketplace for our Media Products. In addition, successful business models for the delivery of streaming media content must be developed in order for there to be sufficient demand for our Media Products in the service provider marketplace. As we focus on the enterprise content networking market, enterprises building out their content networks must realize the value of live and on-demand webcasts, training seminars and other media applications in order for our Media Products to be widely adopted. There can be no assurances that enterprises will adopt streaming or on-demand media solutions for the operation of their business or networks, or that our solutions will meet their requirements. Our Media products rely in part on continued access to third party technology that enables them to effectively recognize and stream media. Failure to maintain our current arrangements to use these third party technologies could adversely affect the appeal of our Media Products.

OUR BUSINESS WOULD BE HARMED IF CUSTOMERS CHOOSE NOT TO USE OR PROMOTE OUR WEB SEARCH SERVICES.

         Revenues from our Web search services result primarily from the number of end-user searches processed by our Search Engine. Our agreements with customers do not require them to direct end-users to our search services or to use our search services exclusively or at all. Accordingly, revenues from search services are highly dependent upon the willingness of customers to promote and use the search services we provide, the ability of our customers to attract end-users to their online services, the volume of end-user searches that are processed by our Search Engine, and the ability of customers to monetize traffic from their Web site search pages. Some of our customers have selected competing search and directory services to operate in combination with our services, which has reduced the number of queries available for us to serve and may erode future revenue growth opportunities. The technological barriers for customers to implement additional services or to replace our services are not substantial. The market for Internet search is maturing and many smaller and medium size portals are not profitable, suffer from declining revenue growth and have limited access to capital to fund operational needs. Many of our smaller search services customers have elected not to renew their contracts and our market opportunity from portals has become more limited. As a result, our Web search revenues are dependent on a relatively few number of major customers. In order for us to increase revenues from our Search Engine business, we will need to attract new customers, develop and deliver new search services, products and features to existing and future customers, establish deeper strategic relationships with our customers, and increase the adoption of our Index Connect and Search Submit services for content publishers.

WE MAY BE UNABLE TO GROW SALES OF OUR ENTERPRISE SEARCH PRODUCTS.

         The growth of our Portal Services revenue is dependent upon the growth of sales of our search software products to enterprises. Such revenues are derived from software license fees and fees derived from support and upgrades of such software. A number of factors could cause sales of our enterprise search products to slow or decline. We face intense competition from companies with more experience in the marketplace and who offer a broad set of products and services to our target customers. In addition, these companies have deeper strategic relationships and have established well developed channels to sell and distribute their products and services. We historically have sold our enterprise search products primarily at the departmental level within large enterprises, through a direct sales force. To expand our market opportunities, we will need to enhance our product and service offerings, effectively market our products as enterprise wide search and navigation solutions, and develop channel and licensing programs to extend our reach.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

         We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition from current and potential competitors in each of our market segments, many of which are bringing new solutions to market, establishing technology alliances and OEM relationships with larger companies, and focusing on specific segments of our target markets. In some cases, our competitors are implementing aggressive pricing and other strategies that are focused in the short term on building customer bases, name recognition in the market and capturing market share. This may cause some price pressure on our products and services in the future.

         We directly compete against multiple companies with our Network Products, including Akamai, CacheFlow, Cisco Systems, InfoLibria, Microsoft, Netscape, Network Appliance, Novell, RealNetworks and Volera. We are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with our Network Products. We also believe that we may face competition from other providers of competing solutions to network infrastructure problems, including networking hardware and software manufacturers, traditional hardware manufacturers, telecommunications providers, cable TV/communications providers, software database companies, and large diversified software and technology companies. Many of these companies provide or have announced their intentions to provide a range of software and hardware products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments in which we compete.

         We compete with a number of companies to provide Internet search and directory services and technology. In the Web services marketplace, our primary competitors include a variety of established and newer companies, including AltaVista, Ask Jeeves, FAST Search and Transfer, Google, Goto.com, LookSmart, Netscape Open Directory, Northern Light, and Yahoo. These companies and other competitors have focused on search result relevance, database size metrics and ease of use to differentiate their services. In the search software market, our primary competitors include AltaVista, Autonomy, Dataware, Excalibur, Fulcrum, Lotus, Microsoft and Verity. We also indirectly compete in this market with Oracle and other database vendors that offer information search and retrieval capabilities with their core database products, and Web platform companies such as Netscape. In addition, several large media and other Internet-based companies have made investments in, or acquired, Internet search engine companies and may seek to develop or customize their products and services to deliver to our target customers.

         Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems, browsers and network hardware in a manner that may discourage users from purchasing products offered by us. Also, current and potential competitors have or may have greater name recognition, more extensive customer bases and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

THE NETWORK INFRASTRUCTURE MARKET IS RAPIDLY CHANGING AND WE MUST DEVELOP, ACQUIRE, AND INTRODUCE NEW PRODUCTS AND TECHNOLOGIES TO GROW OUR REVENUES AND REMAIN COMPETITIVE.

         The network infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success and revenue growth will depend upon our ability to develop, acquire and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers, particularly in the content networking, wireless, and enterprise markets. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. Material delays in introducing new products and enhancements may cause customers to forego purchases of our products or to purchase those of our competitors.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL.

         We expect that a significant portion of our future revenues will come from our Network Products. We further expect that these revenues will come from licenses to a relatively small number of customers. The volume and timing of orders are difficult to predict because the markets for our Network Products are in their early stages and the sales cycle varies substantially from customer to customer. In addition, many customers in our target markets are scrutinizing their capital spending budgets in light of the slowing economy, and other customers have limited access to capital to fund operational needs. These companies are shifting their buying patterns as a result, taking a more cautious and measured approach to their network build-out plans. Historically, customer orders during a quarter have consisted of a small number of multi-million dollar deals and several other smaller orders ranging from $0.1 million to $0.5 million. The cancellation, deferral or reduction of even a small number of licenses of any of our Network Products would reduce our expected revenues, which would adversely affect our quarterly financial performance. To the extent significant sales occur earlier than expected, operating results for later quarters may not compare favorably with operating results from earlier quarters.

         Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. Despite our recent workforce reduction, we expect to continue to make significant investments to develop and market products for the enterprise, wireless and content networking markets, broaden our customer support capabilities, develop new distribution channels, and fund greater levels of research and development. A delay in generating or recognizing revenue for the reasons already discussed or for any other reason could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

         Due to these factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts or investors, and the price of our Common Stock may fall.

OUR FUTURE REVENUE GROWTH DEPENDS ON OUR ABILITY TO IMPROVE THE EFFECTIVENESS AND BREADTH OF OUR SALES, DISTRIBUTION AND SUPPORT ORGANIZATIONS.

         We will need to improve the effectiveness and breadth of our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products. Our products and services require sophisticated sales efforts targeted at several people within our prospective customers' organizations. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we will need to effectively train and educate our sales force if we are to be successful in selling into the enterprise market.

         Our future revenue growth is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, including OEMs, resellers, systems integrators and joint marketing partners. We seek to sign up distribution partners that have a substantial amount of technical and marketing expertise. Even with this expertise, our distribution partners generally require a significant amount of training and support from us, and we anticipate that it will take the next few quarters before our distribution partners will develop the expertise and skills necessary to effectively sell our products. We may be adversely affected if our distribution partners fail to ship products in a timely manner or according to agreed upon schedules. In recent quarters we have focused our efforts on entering into OEM relationships with prominent network hardware providers. Several risks arise in connection with these relationships including conflicts with our other sales channels, unpredictable product support obligations and reliance on such third parties for sales results.

         Similarly, the complexity of our products and the difficulty of installing them require highly trained customer service and support personnel. We currently have a relatively small customer service and support organization and will need to continue to train our staff to support new customers, new product lines, the expanding needs of existing customers and the internationalization of our business. Competition for customer service and support personnel is intense in our industry due to the limited number of people available with the necessary technical skills and understanding of the relevant industries including the Internet, telecommunications and commerce.

THE LOSS OF A KEY CUSTOMER COULD ADVERSELY AFFECT OUR REVENUES AND BE PERCEIVED AS A LOSS OF MOMENTUM IN OUR BUSINESS.

         We have generated a substantial portion of our historical revenues from a limited number of customers. We expect that a small number of customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if we lose a major customer for any reason, including non-renewal of a customer contract or a failure to meet performance requirements, or in the case of our Search Engine business if there is a decline in usage of any customer's search service, our revenues would be adversely affected. Our potential customers and public market analysts or investors may perceive any such loss as a loss of momentum in our business, which may adversely affect future opportunities to sell our products and services and cause our stock price to decline. We cannot be sure that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues in any future period.

IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH CUSTOMERS AND THE COMPANIES THAT SUPPLY AND DISTRIBUTE OUR PRODUCTS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS AND SERVICES.

         We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with key hardware and software vendors, Internet technology and service providers, distribution partners and customers. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products, enhance our product and service offering, and expand our sales, marketing and distribution capabilities. If we are unable to develop these key relationships or maintain and enhance existing relationships, particularly in the areas of streaming audio and video, our Traffic Server product and our new products for the content networking market, we may have difficulty selling our products and services.

         We have from time to time licensed components from others such as reporting functions and security features and incorporated them into our products and services. If these licensed components are not maintained, it could impair the functionality of our products and services and require us to obtain alternative products from other sources or to develop this software internally. In either case, this could involve costs and delays as well as diversion of engineering resources.

THE GLOBAL WIRELESS INTERNET SPACE IS A NEW MARKET, AND WE CANNOT BE CERTAIN THAT OUR ENTRY INTO THIS MARKET WILL BE SUCCESSFUL.

         We have been engaged in significant research and development for developing technology for the wireless marketplace. Our current product is focused on accelerating data delivery across wireless networks. The market for new wireless products and services is in an early stage of development and is rapidly evolving. The current market for wireless products and services is in flux both nationally and internationally. Our target customers, the wireless service providers, are deferring and delaying the introduction of new services and products which is likely to slow revenue generation from our wireless product. In addition, we have limited experience in the wireless market and cannot be certain that the market will develop in such a manner as to provide us with substantial revenue-generating opportunities. Several companies are developing products and services targeted to the wireless space, many of which are ahead of us in development and implementation. We expect competition to be intense. To facilitate our entry into the wireless space, we will need to modify our products and services, establish and manage strategic alliances with a variety of companies including wireless operators, content providers, hardware manufacturers and integrated service vendors, and hire new management, technical sales and other personnel. We cannot be certain that our entry into the wireless space will be successful.

THE LEGAL ENVIRONMENT IN WHICH WE OPERATE IS UNCERTAIN AND CLAIMS AGAINST US COULD CAUSE OUR BUSINESS TO SUFFER.

         Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end-users from a central location or local systems. In addition, our Portal Services technology systems collect end-user information, which we use to deliver services to our customers and our customers use to deliver services to their users. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or under other legal theories based on the nature, content, copying, dissemination, collection or use of these materials. These claims have been threatened against us from time to time and have been brought, and sometimes successfully pressed, against online service providers. It is also possible that if any information provided through any of our Portal Services or facilitated by our Network Products contains errors, third parties could make claims against us for losses incurred in reliance on this information. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to protect us from all liability that may be imposed.

INTERNET-RELATED LAWS COULD ADVERSELY AFFECT OUR BUSINESS.

         Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. The United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union has enacted its own privacy regulations as well as legislation governing e-commerce, copyrights and caching. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption, implementation or modification of laws and regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

WE HAVE CONTINUING OBLIGATIONS RELATED TO OUR RECENTLY DIVESTED COMMERCE DIVISION THAT MAY ADVERSELY AFFECT OUR FUTURE FINANCIAL RESULTS.

         In connection with the sale of our Commerce Division in March 2001, we assigned certain contracts to the acquirer, e-centives, Inc. Should a claim originate out of one these assigned contracts for a matter arising prior to the assignment, we may be obligated to indemnify e-centives for such claim. Such indemnification would involve expending management and financial resources to resolve the claim. In addition, certain customer contracts related to the Commerce Division were not assigned to e-centives. We are still obligated to provide the products and services to the customers under these contracts. We expect to expend financial and management resources to either fulfill or eliminate the obligations under these contracts. We also may incur unforeseen expenses as we continue to separate out and transition certain information technology infrastructure, sales and support methods and contract management functions.

ANY ACQUISITIONS WE MAKE COULD ADVERSELY AFFECT OUR OPERATIONS OR FINANCIAL RESULTS.

         We have purchased six companies since September 1998 and may invest in or acquire complementary companies, products and technologies in the future. If we buy a company, we could have difficulty in assimilating that company's personnel and operations and maintaining acceptable standards, controls, procedures and policies. In addition, the key personnel of the acquired company may decide not to work for us. Also, we could have difficulty in integrating the acquired technology or products into our operations. There could be potential unknown liabilities associated with the purchased company. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our stockholders.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED.

         Our primary asset is the intellectual capabilities of our employees. We are therefore dependent on recruiting and retaining a strong team of personnel across all functional areas. Competition for these individuals is intense, and we may not be able to attract or retain the highly qualified personnel necessary for our success. Our employment relationships are generally at-will. We have had key employees leave us in the past and we can make no assurance that one or more will not leave us in the future. If any of our key employees were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Many of our key employees have reached or will soon reach the four-year anniversary of their hiring date and will be fully vested in their initial stock option grants. While our key employees are typically granted additional stock options to provide additional incentive to remain with us, the initial option grant is typically the largest and an employee may be more likely to leave us upon completion of the vesting period for the initial option grant. In light of current market conditions, we may undertake programs to retain our employees that may be viewed as dilutive to our shareholders. We do not have key person life insurance policies covering any of our employees other than our Chief Executive Officer.

OUR EFFORTS TO INCREASE OUR PRESENCE IN MARKETS OUTSIDE OF THE UNITED STATES MAY BE UNSUCCESSFUL AND COULD RESULT IN LOSSES.

         We market and sell our products in the United States and internationally, principally Europe and Asia. Historically, the percentage of sales to customers located outside of the United States has varied substantially, reflecting the early stage build-out of our international operations. We have limited experience in developing localized versions of our products and marketing and distributing our products internationally. In addition, other inherent risks may apply to international markets and operations, including:

         -    the impact of recessions in economies outside the United States;

         - greater difficulty in accounts receivable collection and longer collection periods;

         -    unexpected changes in regulatory requirements;

         - difficulties and costs of staffing and managing foreign operations;

         -    potentially adverse tax consequences; and

         -    political and economic instability.

         We also have limited experience operating in foreign countries and managing multiple offices with facilities and personnel in disparate locations. We may not be able to manage our resources effectively, coordinate our efforts, supervise and train our personnel or otherwise successfully manage our resources. The laws and cultural requirements in foreign countries can vary significantly from those in the United States. The inability to integrate our business in these jurisdictions and to address cultural differences may adversely affect the success of our international operations.

INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD CAUSE OUR BUSINESS TO SUFFER.

         Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly vulnerable to third party infringement claims as the number of competitors in our industry segments grows, the functionality of products in different industry segments overlaps, and more business method patents are submitted to and issued by patent authorities. We believe that many companies have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. Some of these companies have sent copies of their patents to us for informational purposes. We cannot be sure that these parties will not make a claim of infringement against us with respect to our products and technology. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, and could cause product shipment delays or require us to reengineer our products or enter into royalty or licensing agreements. Reengineering a particular product, however, may not be possible or practical. Similarly, these royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

ANTI-TAKEOVER PROVISIONS CONTAINED IN OUR CHARTER AND UNDER DELAWARE LAW COULD IMPAIR A TAKEOVER ATTEMPT.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our Common Stock. These provisions, in addition to provisions contained in our charter, may have the effect of deterring hostile takeovers or delaying changes in our control or management.

OUR STOCK PRICE IS VOLATILE.

         The market price of our Common Stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, announcements of technological alliances and partnerships, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. In the past, companies that have experienced volatility in the market price of their stock have been the subjects of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

        RATIO OF EARNINGS TO COVER FIXED CHARGES AND PREFERRED DIVIDENDS

         As we have incurred losses in each of the periods presented below, we had insufficient earnings to cover fixed charges and preferred dividends, if any, by the following amounts:

                                                NINE MONTHS
         FISCAL YEAR ENDED SEPTEMBER 30,           ENDED
        ---------------------------------         JUNE 30,
          1998         1999         2000            2001
        -------      -------      -------       -----------
        $29,915      $33,028      $23,814         $250,663

         Please refer to Exhibit 12.1 filed with this prospectus for additional information regarding the ratio of earnings to cover fixed charges and preferred dividends, if any.

                           DESCRIPTION OF COMMON STOCK

         Our certificate of incorporation authorizes us to issue up to 1,500,000,000 shares of common stock, $0.001 par value. As of August 1, 2001, there were approximately 129,060,741 shares of our common stock issued and outstanding.

         The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of any then-outstanding shares of preferred stock. We have never paid a cash dividend, however, and do not anticipate paying cash dividends for the foreseeable future.

         The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

         (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder,

         (2) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

                  -   by persons who are directors and also officers, and

                  - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

         (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines "business combination" to include:

         (1) any merger or consolidation involving the corporation and the interested stockholder,

         (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

         (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

         (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

         (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an "interested stockholder" as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

         The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

                    DESCRIPTION OF SHARE PURCHASE RIGHTS PLAN

         On June 30, 2000, our board of directors adopted a share purchase rights plan, commonly known as a "poison pill." Pursuant to our rights plan, our board of directors declared a dividend of one right to purchase one one-thousandth share of our series A participating preferred stock for each outstanding share of common stock. The rights are triggered and become exercisable upon the acquisition of or offer to acquire at least 15% of our common stock then outstanding. The rights plan is designed to protect and maximize the value of the outstanding equity interests in Inktomi in the event of an unsolicited attempt by an acquirer to take over Inktomi in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive the board of directors and its stockholders of any real opportunity to determine the destiny of the company. The rights plan has been declared by our board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. The rights plan is not intended to, and will not, prevent our takeover.

         Our Form 8-A, filed on August 11, 2000 and incorporated in this prospectus by reference, contains a more detailed summary of the principal terms of the rights plan.

                         DESCRIPTION OF PREFERRED STOCK

         Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series. As of August 1, 2001, we did not have any outstanding shares of preferred stock or options to purchase preferred stock (other than the rights to purchase shares of our series A participating preferred stock which were granted in connection with the share purchase rights plan described above). Our board of directors, however, has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to each series. In connection with the adoption of the rights plan, we filed a certificate of designation that designated 310,000 shares of our authorized preferred stock as series A participating preferred stock. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

         -    the number of shares in any series,

         - the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock,

         - the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative,

         -    the voting rights of that series of preferred stock, if any,

         - the conversion provisions applicable to that series of preferred stock,

         - the redemption or sinking fund provisions applicable to that series of preferred stock, if any,

         - the liquidation preference per share of that series of preferred stock, if any, and

         - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

         We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. In the event we issue shares of preferred stock, however, you should refer to the applicable certificate of designation that we will file with the Delaware Secretary of State and the Securities and Exchange Commission for a more complete description of the rights, privileges, and preferences of the security. The prospectus supplement may also contain a description of any material U.S. federal income tax consequences relating to the preferred stock.

         Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

         Our share purchase rights plan, described above, as well as certain provisions of our restated certificate of incorporation and bylaws, may have the effect of preventing, discouraging or delaying any change in control. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. There are also a substantial number of authorized but unissued shares of our common stock that could be issued for similar purposes.

                      DESCRIPTION OF THE DEPOSITARY SHARES

         At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

         The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts will agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

         If we issue any depository shares, for a more complete description of their terms, you should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the Securities and Exchange Commission.

DIVIDENDS

         The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date for the preferred stock.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

         If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Inktomi, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

         If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. If we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

VOTING

         Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

         Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

         -    all outstanding depositary shares have been redeemed, or

         - there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock, the initial issuance of the depositary shares, any redemption of the preferred stock, and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. The depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges have not been paid.

MISCELLANEOUS

         The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

         Neither the depositary nor Inktomi will be liable if either of the depositary or Inktomi is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary's obligations will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor Inktomi will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Inktomi and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

         Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

                           DESCRIPTION OF THE WARRANTS

         We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants.

         The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

         -    the title of the warrants,

         -    the offering price for the warrants, if any,

         -    the aggregate number of the warrants,

         - the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants,

         - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security,

         - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable,

         - the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise,

         - the dates on which the right to exercise the warrants shall commence and expire,

         - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time,

         - the currency or currency units in which the offering price, if any, and the exercise price are payable,

         - if applicable, a discussion of material United States Federal income tax considerations,

         -    the antidilution provisions of the warrants, if any,

         - the redemption or call provisions, if any, applicable to the warrants, and

         - any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

         Holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

         The exercise price payable and the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock.

                              PLAN OF DISTRIBUTION

         We may sell the securities:

         -    through one or more underwriters or dealers,

         -    directly to purchasers,

         -    through agents, or

         -    through a combination of any of these methods of sale.

         We may distribute the securities:

         - from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time,

         -    at market prices prevailing at the times of sale,

         -    at prices related to such prevailing market prices, or

         -    at negotiated prices.

         We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

         We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

         Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

         We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

         Some securities which we may issue under this prospectus may be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these series of securities may make a market in the securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any securities.

         Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

         Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus.

                             INDEPENDENT ACCOUNTANTS

         The financial statements as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000 incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 16, 2001 of Inktomi, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934.

Public Reference Room             New York Regional Office            Chicago Regional Office
450 Fifth Street, N.W.            7 World Trade Center                Citicorp Center
Room 1024                         Suite 1300                          500 West Madison Street
Washington, D.C.  20549           New York, New York  10048           Suite 1400
1-800-SEC-0330                                                        Chicago, Illinois  60661-2511

         Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" the information that we file with them. This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

         We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

         - Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

         - Amended Annual Report on Form 10K/A for the fiscal year ended September 30, 2000;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

         - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

         -    Current Report on Form 8-K, filed November 8, 2000;

         -    Amended Current Report on Form 8-K/A, filed January 9, 2001;

         -    Current Report on Form 8-K, filed January 12, 2001;

         -    Amended Current Report on Form 8-K/A, filed March 13, 2001;

         -    Current Report on Form 8-K, filed April 12, 2001;

         -    Current Report on Form 8-K, filed August 16, 2001;

         -    Form 8-A12G, filed August 11, 2000;

         -    Form 8-A12G, filed May 22, 1998.

         We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

              Timothy Stevens
              Senior Vice President of Business Affairs and General Counsel Inktomi Corporation
              4100 E. Third Avenue
              Foster City, CA 94404
              (650) 653-2800

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

    Securities and Exchange Commission registration fee............... $ 28,750
    Accounting fees and expenses......................................   40,000
    Legal fees and expenses of the registrant.........................  150,000
    Printing and engraving............................................   50,000
    Blue sky fees and expenses........................................   15,000
    Transfer agent fees and expenses..................................   15,000
    Rating agencies' fees.............................................   65,000
    Miscellaneous.....................................................   37,000
                                                                       --------
    Total............................................................. $400,750

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF INKTOMI

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

         Our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

         We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Inktomi pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or other agent in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees, or other agent.

ITEM 16. EXHIBITS

         The following exhibits are filed herewith or incorporated by reference herein:

     EXHIBIT
     NUMBER                                          EXHIBIT TITLE
     -------                                         -------------
       1.1          Form of Underwriting Agreement.*
       3.2          Amended and Restated Certificate of Incorporation.(1)
       3.2a         Amendment to Amended and Restated Certificate of Incorporation.(2)
       3.2b         Amendment to Amended and Restated Certificate of Incorporation.(3)
       3.4          Bylaws.(1)
       4.5          Form of Certificate of Designation.**
       4.6          Form of Preferred Stock Certificate.**
       4.7          Form of Deposit Agreement.**
       4.8          Form of Deposit Receipt (included in Exhibit 4.7).**
       4.9          Form of Warrant Agreement.**
       4.10         Form of Warrant Certificate.**
       5.1          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
      12.1          Computation of Deficiency of Earnings Available to Cover Fixed Charges.
      23.1          Consent of PricewaterhouseCoopers, LLP, independent accountants.
      23.2          Consent of Arthur Anderson, LLP, independent accountants.
      23.3          Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
      24.1          Power of Attorney of certain directors and officers of Inktomi Corporation (see page II-5 of this
                    Form S-3).

----------

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(1) Incorporated by reference from Inktomi's Registration Statement on Form S-1 (Reg. No. 333-50247), as amended.

(2) Incorporated by reference from Inktomi's Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999.

(3) Incorporated by reference from Inktomi's Current Report on Form 8-A filed with the Commission on August 11, 2000.


ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on August 16, 2001.

                                         INKTOMI CORPORATION

                                         By:  /s/ Jerry M. Kennelly
                                              ----------------------------------
                                              Jerry M. Kennelly,
                                                Executive Vice President
                                                and Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Peterschmidt and Jerry M. Kennelly and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                             TITLE                                DATE
---------                                             -----                                ----
                                       President, Chief Executive Officer            August 16, 2001
/s/ David C. Peterschmidt                         and Chairman
-----------------------------            (Principal Executive Officer)
David C. Peterschmidt

/s/ Jerry M. Kennelly                      Executive Vice President and              August 16, 2001
-----------------------------                 Chief Financial Officer
Jerry M. Kennelly                 (Principal Financial and Accounting Officer)

/s/ Eric A. Brewer                                  Director                         August 16, 2001
----------------------------
Eric A. Brewer

/s/ Frank Gill                                      Director                         August 16, 2001
----------------------------
Frank Gill

/s/ Fredric W. Harman                               Director                         August 16, 2001
----------------------------
Fredric W. Harman
                                                    Director                         August 16, 2001
/s/ Alan F. Shugart
----------------------------
Alan F. Shugart

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                                            EXHIBIT TITLE
-------                                            -------------
   1.1      Form of Underwriting Agreement.*
   3.2      Amended and Restated Certificate of Incorporation.(1)
   3.2a     Amendment to Amended and Restated Certificate of Incorporation.(2)
   3.2b     Amendment to Amended and Restated Certificate of Incorporation.(3)
   3.4      Bylaws.(1)
   4.5      Form of Certificate of Designation.**
   4.6      Form of Preferred Stock Certificate.**
   4.7      Form of Deposit Agreement.**
   4.8      Form of Deposit Receipt (included in Exhibit 4.7).**
   4.9      Form of Warrant Agreement.**
   4.10     Form of Warrant Certificate.**
   5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
  12.1      Computation of Deficiency of Earnings Available to Cover Fixed Charges.
  23.1      Consent of PricewaterhouseCoopers, LLP, independent accountants.
  23.2      Consent of Arthur Anderson, LLP, independent accountants.
  23.3      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
  24.1      Power of Attorney of certain directors and officers of Inktomi Corporation (see page II-5 of this
            Form S-3).

----------

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(1) Incorporated by reference from Inktomi's Registration Statement on Form S-1 (Reg. No. 333-50247), as amended.

(2) Incorporated by reference from Inktomi's Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999.

(3) Incorporated by reference from Inktomi's Current Report on Form 8-A filed with the Commission on August 11, 2000.